 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 29, 2013

ENERGY FOCUS, INC.

 (Exact name of registrant as specified in its charter)

Delaware	0-24230	94-3021850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

32000 Aurora Road
Solon, Ohio		44139
(Address of principal executive offices)		(Zip Code)

(440) 715-1300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Joseph G. Kaveski has stepped down as the Company’s Chief Executive Officer effective April 30, 2013. He will remain on the Company’s Board of Directors. Mr. Kaveski is entitled to receive severance benefits for one year as provided in his continuity agreement.

Effective April 30, 2013, the Board has appointed James Tu as the Executive Chairman of the Board. In that capacity Mr. Tu effectively will serve as the Company’s principal executive officer.

Mr. Tu, 44, is the Founder, Chief Executive Officer and Chief Investment Officer of 5 Elements Global Advisors, an investment advisory and management company managing the holdings of 5 Elements Global Fund LP, a beneficial owner of more than five percent (5%) of the Company’s Common Stock, and 5 Elements Energy Efficiency Ltd, a beneficial owner of more than ten percent (10%) of the Company’s Common Stock. 5 Elements Global Advisors focuses on investing in clean energy companies with breakthrough, commercialized technologies and near-term profitability potential. He is also Co-Founder of Communal International Ltd. “(Communal”), a British Virgin Islands Company dedicated to assisting clean energy solutions companies maximize their technology and product potential, and gain access to global marketing, distribution licensing, manufacturing and financing resources. Previously he was the Director of Investment Management of Gerstein Fisher & Associates, and an equity analyst at Dolphin Asset Management Corp. Mr. Tu holds a bachelor of science in electrical engineering from Tsing-Hua University in Taiwan, and a master of business administration from Baruch College in New York. He is also a Chartered Financial Analyst.

In connection with serving as Executive Chairman of the Board, Mr. Tu will receive an annual base salary of $120,000 and receive a stock option grant for 400,000 shares of the Company’s common stock exercisable at $0.23 per share vesting ratably over a 12-month period. Mr. Tu and the Company have not entered into an employment agreement, and he will no longer receive compensation for serving on the Board as an outside director. Mr. Tu has not been appointed to serve on any committees of the Board of Directors.

On February 27, 2012, the Company entered into an Asian Business Development/Collaboration Agreement with Communal International Ltd. The agreement had a 60 month term, under which the Company paid $522,500 to Communal. Additionally, during the term of the agreement, the Company will pay Communal a five percent (5%) commission on the Company’s net sales which occur within the Territory, as defined by the agreement. The Company has incurred no commissions due under this agreement.

Effective on January 1, 2013, the Asian Business Development/Collaboration Agreement with Communal was amended to reflect the extension of the terms of the agreement for an additional 12 months, and the addition of certain services and countries in the territory covered by the agreement. In connection with the amended and restated agreement, the Company agreed to pay an additional $425,000 through December 2013. After December 31, 2013, the Company may terminate the agreement upon 30 days written notice.

Additionally, the Board has appointed Eric W. Hilliard President and Chief Operating Officer. Mr. Hilliard has served as the Company’s Chief Operating Officer and Vice President since joining the Company in November 2006. In connection with serving as the Company’s President, Mr. Hilliard’s annual salary will be raised to $200,000, and he will receive a stock option grant for 100,000 shares of the Company’s common stock exercisable at $0.23 per share vesting ratably over a 12-month period. Mr. Hilliard and the Company have not entered into an employment agreement.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release dated May 1, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 3, 2013

ENERGY FOCUS, INC.

	By	/s/ Mark J. Plush
	Name:	Mark J. Plush
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated May 1, 2013.